Exhibit 10.189
NOTE REVISION AGREEMENT
     This Note Revision Agreement (this “Agreement”) is entered into between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”), as of February 8, 2006 (the “Effective Date”).
     A. The 8% Convertible Secured Promissory Note, dated as of April 29, 2005, having a May 31, 2007 maturity date and issued prior hereto by the Company to Cheshire to evidence the remaining amount owed after consummation of the exchange pursuant to a Note Exchange Agreement between the parties dated as of February 8, 2006, and having an outstanding principal amount of $4,735,244.69 (the “Mortgage Note”), is hereby amended as follows:
1.	The Mortgage Note’s May 31, 2007 maturity date is changed to January 1, 2009.

2.	The Mortgage Note’s conversion price is changed to $0.02 (subject to possible future adjustment in accordance with the terms of the Mortgage Note).
     B. Except as expressly set forth herein, the Mortgage Note remains unchanged and in full force and effect, and secured by the same security interests in the same collateral and with the same priority as those contained in or relating to the Mortgage Note immediately before this Agreement.
     C. This Agreement may not be amended or waived except in a writing signed by both parties. Both parties agree to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties with regard to the subject matter hereof and supersede and preempt any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     D. Cheshire represents that it is acquiring the Mortgage Note (to the extent this revision constitutes an acquisition) and the additional underlying shares of common stock of the Company for its own account for investment and not with a view to distribution. Cheshire acknowledges that the Company does not currently have enough authorized but unissued shares of its common stock to permit the Mortgage Note to be converted in accordance with its (revised) terms, and Cheshire agrees not to attempt to so convert unless and until the Company amends its Certificate of Incorporation and thereafter in fact has enough authorized but unissued shares of common stock to enable the Mortgage Note to be converted in accordance with its (revised) terms. The Company agrees to use reasonable efforts, including calling and convening a special meeting of its stockholders to amend its certificate of incorporation and soliciting proxies to effectuate such amendment, to cause there to be a sufficient number of authorized shares of its common stock available for issuance upon full conversion of the Mortgage Note.
     E. Cheshire agrees to, pending exchange of the pre-revision Mortgage Note for a new Mortgage Note reflecting the revisions effected by this Agreement, mark such pre- revision Mortgage Note in ink to reflect the revisions effected by this Agreement.
     F. The parties acknowledge that the closing sale price of the Company’s common stock on February 8, 2006, as reported by the OTC Bulletin Board, was $0.05.

THE IMMUNE RESPONSE CORPORATION

By:

Chief Financial Officer

CHESHIRE ASSOCIATES LLC

By:

Nonmember Manager